Exhibit 99.1

Phoenix Motorcars Announces Successful Bid for the Proterra Transit Business

ANAHEIM, CA - November 14, 2023 / Phoenix Motor Inc. (Nasdaq:PEV) ("Company" or "Phoenix"), a leading electrification solutions provider for medium-duty vehicles, today announced that it was the successful bidder to acquire the Proterra Transit business line ("Proterra Transit") from Proterra Inc. ("Proterra"), a leading innovator in commercial vehicle electrification technology, through the auction of the assets pursuant to bankruptcy court approved bidding procedures. This transformative acquisition will add heavy-duty transit buses to Phoenix's existing product line of medium-duty shuttle and school buses.

"Phoenix is delighted with the opportunity to acquire the Proterra Transit business. Proterra has built a strong market share in the full-size, zero-emission transit bus market, just as Phoenix has done in the medium-duty market. We are excited about the attractive business synergy and growth opportunities as we add a full suite of transit bus offerings to our fleet customers across North America," said Denton Peng, CEO of Phoenix Motorcars. "In addition, Phoenix has been gaining positive momentum in the electric school bus market, and we see considerable growth opportunities as we add full-size buses to our existing lineup of Type-A school buses to help school districts shift to zero-emission buses and begin improving the air quality for their students and communities utilizing our American made school buses."

The Company and Proterra have entered into an Asset Purchase Agreement, dated as of November 13, 2023 (the "Purchase Agreement"). Under the Purchase Agreement, the total cash consideration to be paid by Phoenix for the Proterra Transit business assets will be $10 million, consisting of $3.5 million for the Proterra Transit operating company and $6.5 million for the Proterra battery lease assets. In addition, Phoenix will pay certain cure payments and assume other liabilities, primarily warranties.

The companies will seek U.S. Bankruptcy Court approval for the sale on November 28, 2023, and, if approved, plan to close as soon as is reasonably practical thereafter.

Phoenix will release its third quarter 2023 earnings after the market close today. The company will host a webcast for investors at 5:00 pm EST today. The webcast can be accessed by clicking the following link: Webcast. The call can also be accessed live via telephone by dialing (888) 660-6373 or for international callers (929) 203-1975 and referencing Phoenix Motorcars.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle ("EV") industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, "Phoenix Motorcars", which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and "EdisonFuture", which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. To learn more, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as "may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release and are subject to known and unknown risks. There can be no assurance that future developments affecting Phoenix will be those anticipated. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These risk factors include, among others, those related to our ability to raise additional capital necessary to acquire and grow the Proterra Transit business, our ability to satisfy all closing conditions under the Purchase Agreement, satisfaction of procedures applicable to the sale and the receipt of approval of the sale by the U.S. Bankruptcy Court, operations and business and financial performance, our ability to grow demand for our products and revenue; our ability to become profitable, our ability to have access to an adequate supply of parts and materials and other critical components for our vehicles on the timeline we expect, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and our other filings with the SEC. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

Contact

Mark Hastings, Senior Vice President of Corporate Development & Strategy and Head of Investor Relations

Media Contact: marketing@phoenixmotorcars.com

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